Final Terms Sheet (To the Prospectus dated September 21, 2005, Prospectus Supplement dated September 22, 2005 and the Product Supplement dated June 7, 2006)

Barclays Bank PLC 1 Year Reverse Convertible Note	Filed Pursuant to Rule 433 Registration No. 333-126811 June 16, 2006

The Reverse Convertible Notes pay a fixed coupon. At maturity of the Notes, depending on the performance of the Linked Shares, you will receive either your principal back, or a fixed amount of Linked Shares. The Notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus, as supplemented by this terms sheet. This terms sheet relates to separate Note offerings, each linked to a different Linked Share. The purchaser of a Note will acquire a security linked to a single Linked Share (not to a basket or index of Linked Shares). THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Issuer: Barclays Bank PLC

Issue date: June 19, 2006

Initial valuation date: June 14, 2006

Final valuation date: June 14, 2007

Maturity date: June 19, 2007

Initial price: Closing price of the Linked Share on the initial valuation date.

Final price: Closing price of the Linked Share on the final

valuation date.

Protection price: The protection level multiplied by the

initial price.

Interest payment dates: Paid quarterly and calculated on a

30/360 basis

Initial public offering price: 100%

Linked Share	Ticker Symbol	Coupon Rate	Protection Level	Denominations / Principal	Issue Size	CUSIP
General Motors, Inc.	GM	19.25%	60.00%	$1,000	$3,000,000	06739F DR 9

Redemption Price

At maturity, each holder receives either:

•        the full principal amount, if the Linked Shares never closed below the protection price from the initial valuation date to the final valuation date or if the final price is equal to or higher than the initial price, or

•        at our election, instead of the full principal amount of your Notes, either (i) the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the Linked Shares.

If you receive Linked Shares in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the Linked Shares you receive, which could be substantially less than the value of your original investment. You may lose some or all of your principal if you invest in the Notes.

Calculation Agent	Barclays Capital Inc.

Secondary Market	Barclays Capital Inc., may, although not required to, indicate bid and offer prices on the notes, subject to market conditions and up to the maturity date.

Settlement	DTC, Book entry, Transferable

Trustee and Paying Agent	Bank of New York

THE NOTES REPRESENT SENIOR UNSECURED DEBT SECURITIES ISSUED BY THE ISSUER. THE NOTES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER US FEDERAL OR STATE GOVERNMENT AGENCY

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus, a related prospectus supplement and a related product supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated September 21, 2005, the prospectus supplement dated September 22, 2005, the product supplement dated June 7, 2006 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, product supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov or http://www.sec.gov/Archives/edgar/data/312070/000119312506125567/d424b2.htm. Alternatively, Barclays Bank PLC or any agent or dealer participating in the offering will arrange to send you the prospectus, prospectus supplement, product supplement and final pricing supplement (when completed) if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor - Attn: US Syndicate Operations, Whippany, NJ 07981.

This material is not a confirmation of a transaction. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. If applicable, this material may be subject to completion or change by subsequent term sheets or other summaries of terms and conditions.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and, if applicable, subject to change by subsequent term sheets or other summaries of terms and conditions.

In the event that Barclays were to enter into a transaction with you, Barclays will not do so as your fiduciary or advisor. Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Barclays, or any of its affiliates may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference asset, entity or index, and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, and any relevant prospectus supplement, product supplement and any relevant free writing prospectus or pricing supplement relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

Any names and logos used herein that are service marks or trademarks are used with the permission of their respective owner.

Barclays Capital - the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorised and regulated by FSA and member of the London Stock Exchange.

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